Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  We hereby consent to the incorporation of our report dated February 9, 1999 regarding the audited balance sheet as of September 30, 1998 and the unaudited balance sheet as of December 31, 1998, the related audited statement of operations, shareholders' deficit and cash flow for the nine month period ended September 30, 1998 and the related unaudited statements of operations and cash flows for each of the three months ended December 31, 1998 and 1997 of Intelligent Communications, Inc., a Delaware Corporation, in the Current Report on Form 8-K (filed February 24, 1999) of SoftNet Systems, Inc., a New York Corporation.



San Jose, California
February 26, 1999

                                                /s/PricewaterhouseCoopers  LLP